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                                CF BANCORP, INC.                    EXHIBIT 99.1
                             101 WEST THIRD STREET
                             DAVENPORT, IOWA  52801

                                                               October ___, 1995

To The Stockholders of CF Bancorp, Inc.:

         You are cordially invited to attend a Special Meeting of Stockholders to be held on the 20th day of November, 1995, at 2:00 p.m., local time, at Citizens Federal Savings Bank, 101 West Third Street, Davenport, Iowa.

         The Special Meeting is being called to enable Stockholders to consider and vote upon the approval and adoption of a Merger Agreement, dated May 31, 1995 (the "Agreement"), entered into by and between First Midwest Bancorp, Inc., a Delaware corporation ("First Midwest"), and CF Bancorp, Inc., a Delaware corporation ("CF"). Pursuant to the Agreement, CF will merge with and into First Midwest, the separate existence of CF will cease and Citizens Federal Savings Bank ("Citizens Federal"), a wholly owned subsidiary of CF and its principal asset, will become a wholly owned subsidiary of First Midwest (the "Merger").

         Stockholders will also be called to consider and vote upon the approval and adoption of an amendment to CF's Certificate of Incorporation, in conjunction with the Merger. The Charter Amendment would repeal Article Fourth, Section C, of CF's Certificate of Incorporation in its entirety. Article Fourth, Section C, of CF's Certificate of Incorporation currently imposes certain restrictions on voting by stockholders owning more than 10% of CF's outstanding Common Stock. Under the Agreement and Plan of Merger, adoption of the Charter Amendment is a condition precedent to First Midwest's obligation to consummate the Merger. First Midwest and CF have agreed that in the event the Stockholders of CF do not approve the Charter Amendment they will waive this approval as a condition precedent to the consummation of the Merger. However, in the event the Stockholders of CF approve the Charter Amendment but the Merger is not consummated for any reason, the Board of Directors of CF intends to abandon the Charter Amendment prior to the filing of such amendment with the Secretary of State of Delaware. Therefore, if the Merger is not consummated, Article Fourth, Section C, of CF's Certificate of Incorporation will not be repealed and will remain unchanged.

         If the Agreement is approved by the Stockholders of CF, and the Merger becomes effective, each outstanding share of Common Stock of CF will be converted into 1.4545 shares of First Midwest Common Stock. The consummation of the Merger is subject to the satisfaction of certain conditions notwithstanding the approval of the Merger by the Stockholders of CF at the Special Meeting.

         First Midwest is an Illinois-based holding company comprised of a commercial bank that is a national banking association, four nonbank affiliates that offer trust, investment advisory, credit life insurance and mortgage banking related services in the same markets served by the bank and four inactive Illinois state-chartered banks. Stockholders of CF who receive First Midwest Common Stock will have a security which is issued by a larger, more diversified financial institution and is traded on the NASDAQ National Market System under the symbol "FMBI".

         After carefully considering the Merger, the Agreement and the benefits which will result to the Stockholders of CF, the Board of Directors of CF has determined that the Merger is in the best interest of the Stockholders and urges that you vote in favor of the Merger.

         YOUR VOTE IS IMPORTANT. APPROVAL OF THE PROPOSED MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF CF COMMON STOCK AND APPROVAL OF THE CHARTER AMENDMENT REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF 80% OF THE SHARES OF SUCH STOCK. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                 Sincerely,

                                 Paul L. Eckert, President
                                  and Chief Executive Officer